Company Contact:     Richard Olicker
                                              President, Chief Operating Officer
                                              Arvind Dharia
                                              Chief Financial Officer
                                              Steven Madden, Ltd.
                                              (718) 446-1800

                         Investor Relations:  Cara O'Brien/Lila Sharifian
                                              Press: Stephanie Sampiere
                                              Financial Dynamics
                                              (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

       STEVEN MADDEN, LTD. ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS
~Third Quarter and Nine Month Net Income Increase 12.8% and 14.6%, Respectively~ ~Company Achieves Third Quarter Diluted EPS of $0.50, In Line With Expectations~

LONG ISLAND CITY, N.Y. - October 28, 2003 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the third quarter and nine months ended September 30, 2003.

For the first nine months of 2003, sales increased 2.2% to $253.1 million compared with $247.7 million for the same period last year. Operating income rose 12.4% to $29.6 million, or 11.7% of sales, compared with $26.3 million, or 10.6% of sales, last year. Net income climbed 14.6% to $17.9 million, or $1.27 per share on a diluted basis, versus net income of $15.6 million, or $1.14 per share on a diluted basis, in the comparable period in 2002.

For the third quarter, sales were $88.7 million compared with $93.0 million in the same period last year. Operating income grew 11.5% to $11.7 million, or 13.2% of sales, from $10.5 million, or 11.3% of sales, in the prior year period. Net income increased 12.8% to $7.1 million, or $0.50 per share on a diluted basis, versus $6.3 million, or $0.46 per share on a diluted basis, in last year's third quarter.

Commenting on the Company's third quarter results, Jamieson Karson, Chief Executive Officer, stated, "While sales continue to be pressured by sustained weakness in the economy and a very competitive environment, we once again proved that we have broad-based strength in our business and are adept at navigating through challenging conditions. Moreover, by efficiently managing our business, we demonstrated positive overall performance and achieved very strong bottom line results."

Arvind Dharia, Chief Financial Officer, added, "Our ability to significantly expand margins and control expenses remains an integral part of our success. To this end, in the third quarter we achieved a 110 basis point increase in gross margin, reaching 40.1%, and a 190 basis point rise in operating margin. On the cost side, SG&A margin improved 20 basis points, even as we invest in and grow the business. Additionally, we further strengthened our balance sheet, ending the quarter with $78.6 million in cash, cash equivalents and investment securities, no short- or long-term debt, and stockholder's equity of $153.4 million."

Retail revenues for the third quarter increased 3.6% to $23.1 million from $22.3 million last year. Reflecting the challenging market conditions, same-store sales decreased 4.9% versus a 1.3% increase in the same period in 2002. The same-store sales decrease was due to a number of factors, including the competitive back to school selling environment coupled with the popularity of less expensive retro-style footwear. Nevertheless, demand for the Company's

Page 2 - Steven Madden, Ltd. Announces Third Quarter Results


products remained strong, as evidenced by the increase in unit sales, and productivity continued at a strong $653 per square foot. During the quarter, the Company opened one new Steve Madden store and closed one location, bringing the total number of Company-owned retail locations to 82, including the Internet store. The Company plans to further its retail expansion by opening approximately 1 additional new store during the fourth quarter, for a total of 7 new locations for the full year.

Revenues from the wholesale business, comprised of the Company's six contributing brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., David Aaron/Steven, and UNIONBAY were $65.6 million for the third quarter compared with $70.7 million in the prior year period. It is noteworthy that this decline follows a 41% increase in wholesale revenues in the comparable period last year. Despite the challenging environment, pockets of strength in the Company's branded portfolio included l.e.i and Steven (formerly David Aaron), both of which posted double digit sales growth. In addition, the Company carefully managed its inventory, ending the quarter with $23.0 million compared to $24.8 million last year and reflecting fresh inventory at a level that is in line with fourth quarter sales expectations.

"The third quarter results reflect the benefits of our strategy to grow through diversifying our product categories, geographic distribution, and sources of income," stated Richard Olicker, President and Chief Operating Officer. "The recently added UNIONBAY men's footwear line contributed modestly to the top-line for the first time this quarter. Additionally, the Steve Madden brand was officially launched in the European retail market during the quarter, and the early positive reception bodes well for future international expansion possibilities. Finally, we are still benefiting from strong performance on the licensing front, resulting in a 21% rise in our other income line. Each of these areas of development play an important role in our plan to leverage both our brand-building strength and infrastructure across different strategic growth platforms."

Company Outlook
---------------
Despite challenging external market conditions, a highly promotional environment, and increasing price competition as the holiday season approaches, Steven Madden, Ltd. remains confident in its business fundamentals and is cautiously optimistic about the final quarter of 2003. The Company believes it remains positioned to meet the current analyst estimate of $1.60 for the full year.

With respect to next year, in light of current trends the Company is cautious in its outlook and is currently working through its planning process. Based on the current level of visibility, preliminary expectations for 2004 are for mid single digit sales growth and high single digit increases in diluted earnings per share.

Mr. Karson concluded, "With the end of another solid year drawing near, we take comfort in the core elements of our Company - significant brand equity, a proven business model, and a superb balance sheet. Although external challenges require us to remain cautious about the future and conservative in our outlook, we firmly believe that Steven Madden, Ltd. remains on course to meet the objectives of becoming a leading lifestyle branded company, driving increases in profitability, and enhancing shareholder value for the long-term."

Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, Tuesday, October 28, 2003, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.firstcallevents.com/service/ajwz390797009gf12.html. An online archive will be available shortly after the call and will be accessible until November 11, 2003. Additionally, a replay of the call can be accessed by dialing (800) 934-7879 and will be available through October 30, 2003.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden & Stevies brands -- including outerwear, eyewear, hosiery, handbags, and belts -- owns and operates one retail store under its David Aaron brand, one retail store under the Steven brand and is the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Page 3 - Steven Madden, Ltd. Announces Third Quarter Results


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Page 4 - Steven Madden, Ltd. Announces Third Quarter Results



CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)


                                           Three Months Ended         Nine Months Ended
                                              September 30,             September 30,
                                         -----------------------   -----------------------
                                            2003         2002         2003         2002
                                         ----------   ----------   ----------   ----------
Net Sales                                $   88,663   $   93,018   $  253,105   $  247,740
Cost of Sales                                53,067       56,763      154,236      151,960
                                         ----------   ----------   ----------   ----------
Gross Profit                                 35,596       36,255       98,869       95,780
Commission and Licensing Fee Income           2,205        1,819        6,040        4,637
Operating Expenses                           26,094       27,572       75,324       74,106
                                         ----------   ----------   ----------   ----------
Income from Operations                       11,707       10,502       29,585       26,311
Interest Income Net                             426          348        1,218          770
                                         ----------   ----------   ----------   ----------
Income Before Provision for Income Tax       12,133       10,850       30,803       27,081
Provision for Income Tax                      5,060        4,582       12,901       11,458
                                         ----------   ----------   ----------   ----------
Net Income                               $    7,073   $    6,268   $   17,902   $   15,623
                                         ==========   ==========   ==========   ==========


Net Income Per Share of Common Stock:
Basic                                    $     0.54   $     0.49   $     1.38   $     1.25
                                         ==========   ==========   ==========   ==========
Diluted                                  $     0.50   $     0.46   $     1.27   $     1.14
                                         ==========   ==========   ==========   ==========

Weighted Average Common Shares
Outstanding:
Basic                                        13,073       12,706       12,930       12,544
                                         ==========   ==========   ==========   ==========
Diluted                                      14,267       13,763       14,061       13,678
                                         ==========   ==========   ==========   ==========



                                    ~ more ~

Page 5 - Steven Madden, Ltd. Announces Third Quarter Results



                           CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                                      (in thousands)


                             September 30, 2003    December 31, 2002    September 30, 2002
                                 (Unaudited)                                (Unaudited)

Cash and Cash Equivalents        $   34,180           $   56,713            $   44,896
Investment Securities                44,409               22,510                14,663
Total Current Assets                109,544              105,354               113,571
Total Assets                        170,518              150,500               144,623
Total Current Liabilities            15,406               18,893                19,654
Total Stockholder Equity            153,398              130,075               123,486


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